UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2018

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland	0-21886	52-0812977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington		98662
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure included under Item 2.03 is incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 22, 2018, Barrett Business Services, Inc. (the “Company”), finalized a revised credit facility with its principal bank, Wells Fargo Bank, National Association (the “Lender”), in conjunction with restructuring its workers’ compensation insurance coverage to achieve certain cost reductions. Under the amended credit arrangements, the Lender has agreed that it or one of its affiliates will issue a standby letter of credit in the maximum principal amount of $63.7 million (the “Letter of Credit”) for the account of the Company and the benefit of ACE American Insurance (“ACE Insurance”). When issued, the Letter of Credit will have an expiration date of July 1, 2019, subject to automatic renewal in specified circumstances. The terms of the revised credit arrangements are set forth in the Second Amendment (the “Second Amendment”) dated June 20, 2018, to the Amended and Restated Credit Agreement dated as of June 30, 2017 (the “Credit Agreement”), and related documents executed by the Company and the Lender.

Under the Second Amendment, the Lender has been granted a security interest of first priority in certain blocked securities accounts (collectively, the “Collateral Accounts”). The Company has agreed to deposit in the Collateral Accounts 50% of the Company’s consolidated net income (after tax and less cash dividends) for each quarter plus, to the extent necessary, an additional amount by May 31 each year so that the deposits in the Collateral Accounts for the prior year total at least $16 million. The Lender has also been granted a security interest in accounts receivable and other rights to payment, other accounts, general intangibles, inventory and equipment.

The initial fee payable to the Lender under the Letter of Credit is equal to 2.5% of the face amount thereof. Upon annual renewal of the Letter of Credit, the fees payable to the Lender will equal 1.25% of the amounts deposited in the Collateral Accounts plus 2.5% of the outstanding balance of the face amount of the Letter of Credit in excess of such deposits. The fees will be calculated on an annual basis, payable quarterly in advance.

The Second Amendment further provides that:

•	The Company’s EBITDA (defined as net profit before taxes plus interest expense (net of capitalized interest expense), depreciation expense, and amortization expense) on a rolling four-quarter basis must be not less than $30 million at the end of each fiscal quarter.

•	The Company may not pay dividends during a fiscal quarter that in the aggregate exceed $0.25 per share (subject to increase by up to 10% each year beginning June 30, 2019).

The Second Amendment also provides for additional events of default tied to the potential incurrence of specified liabilities or cross-defaults under the Company’s workers’ compensation insurance arrangements.

Except as expressly modified by the Second Amendment, the terms and conditions of the Credit Agreement are unchanged. Such terms and conditions are described in Note 4 to the Company’s unaudited interim condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed by the Company with the Securities and Exchange Commission on May 8, 2018, and incorporated herein by reference.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 4.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Second Amendment, dated as of June 20, 2018, to Amended and Restated Credit Agreement between the Registrant and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: June 27, 2018	By:	/s/ Gary E. Kramer
Gary E. Kramer Vice President-Finance, Treasurer and Secretary